NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	95 Pin Pack Road
Cudahy, WI 53110	Ridgefield, CT 06877
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	203-431-8480
414-747-2890 Fax	203-431-6132 Fax

Release date:  22 April 2004

LADISH REPORTS SALES OF $50.7 MILLION FOR 1ST QUARTER 2004

Cudahy, WI—Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today reported 2004 first quarter sales of $50.7 million in comparison to $47.3 million of sales in the first quarter of 2003. The Company experienced a net loss of $0.425 million, resulting in a diluted loss per share of $0.03 for the first quarter of 2004 versus net income of $0.574 million in the same period of 2003.

Ladish will host a conference call on Monday, April 26, 2004 at 9:00 a.m. EDT to discuss the first quarter performance for 2004. The telephone number to call to participate in the conference call is (800) 362-0595.

	For the Three Months Ended March 31
(Dollars in thousands, except per share data)
	2004	2003
Net sales	$50,716	$47,307
Cost of goods	48,346	45,291

Gross profit	2,370	2,016
SG&A	2,358	1,122

Operating income	12	894
Interest expense & other	(610)	(523)

Pretax income (loss)	(598)	371
Taxes (Benefit)	(173)	(203)

Net income (loss)	$(425)	$574
Basic earnings (loss) per share	$(0.03)	$0.04
Basic weighted average shares outstanding	13,023,393	13,023,393
Diluted earnings (loss) per share	$(0.03)	$0.04
Diluted weighted average shares outstanding	13,023,393	13,047,966

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NEWS

(Dollars in thousands)	March 31 2004	December 31 2003
Cash	$8,660	$10,981
Accounts receivable	$36,282	$29,683
Inventory	$46,698	$43,845
Net PP&E	$88,088	$89,991
Other	$36,415	$35,820
Total Assets	$222,502	$216,642

Accounts payable	$19,721	$13,205
Accrued liabilities	$8,645	$7,546
Senior notes	$30,000	$30,000
Pensions	$8,144	$9,120
Postretirement benefits	$39,485	$39,811
Stockholders' equity	$116,298	$116,723

“The 7% sales increase in the first three months of 2004 compared to the first quarter of 2003 is due to the modest improvement of the commercial airline industry and the overall strengthening of the economy,” says Kerry L. Woody, Ladish’s President and CEO. “Due to increased sales volumes and better absorption along with cost reductions, the Company’s operations improved in the first quarter as gross margins were 4.7% in contrast to 4.3% in the first quarter of 2003. However, the first quarter of 2003 also benefited from a favorable excise tax settlement of $1.25 million. Thus, on a comparable basis without the excise tax benefit, the first quarter of 2004 results reflect year-over-year improvement due to the Company’s ongoing cost reduction efforts.”

Looking forward to the remainder of 2004, Woody remarked, “Under the current conditions we see the sales opportunity continuing to improve this year and we expect a more favorable product mix going forward. We had a backlog of $227 million at the end of the first quarter of 2004 in contrast to $198 million at the same period in 2003. The recovery of our industry appears to have begun but we expect it to proceed slowly. In the interim, established cost reduction programs are focused at keeping the business profitable and improving our cash position while serving the needs of our customers.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon and Connecticut. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.